UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2008

Lpath, Inc.

(Exact name of registrant specified in charter)

Nevada	000-50344	16-1630142
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

6335 Ferris Square, Suite A, San Diego, CA  92121

(Address of principal executive offices)  (Zip Code)

(858) 678-0800

Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

                Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and our other reports with the Securities Exchange Commission (“SEC”).  References to the terms “expects,” “may,” “intends,” “believes,” “could,” “plans,” “should”  and other similar words or phrases indicate forward-looking statements.

Item        1.01        Entry into a Material Definitive Agreement.

                On October 28, 2008 (the “Effective Date”), Lpath, Inc. (the “Company”) entered into the License Agreement (the “Agreement”) with Merck KGaA, (“Merck”), pursuant to which Merck has agreed to collaborate, through its Merck Serono division, with the Company to develop and commercialize, subject to the terms and conditions set forth in the Agreement, ASONEP™, the Phase 1 monoclonal antibody of the Company which is currently being evaluated as a drug candidate for the treatment of certain cancers.

                Pursuant to the terms of the Agreement, the Company licensed to Merck exclusive, worldwide rights to develop and commercialize ASONEP™ across all indications.  As further consideration for the performance by the Company of its obligations under the Agreement and for the grant of the rights and licenses to Merck thereunder, Merck may pay to the Company royalties (the “Royalty Payments”) based on net annual, worldwide commercial sales of the products licensed under the Agreement (the “Licensed Products”), on a country-by-country and Licensed-Product-by-Licensed-Product basis, at the incremental royalty rates negotiated by the parties.  The Royalty Payments shall terminate upon the latter of the expiration of a 10-year period commencing on the date of the first commercial sale of such Licensed Product or the expiration of protection by patents covering such products.

                Furthermore, under the Agreement, Merck will provide the Company up to $23 million of upfront payments and research and development funding to support the Company’s completion of the Phase 1 clinical trial for ASONEP™.  Merck shall pay to the Company in connection with the execution of the Agreement, an initial amount of $4,000,000.  During the 12 month period following the Effective Date (the “Initial Development Period”), Merck shall provide, on a monthly basis and in connection with completion by the Company of the Phase 1 clinical trial, research and development funding to the Company.  Within the Initial Development Period, Merck shall pay to the Company additional amounts provided certain clinical development objectives are achieved.  At Merck’s election, the Initial Development Period may be extended by up to 6 months, in which case Merck will continue to pay Lpath agreed upon amounts for research and development funding.

                Upon conclusion of the Initial Development Period, if Merck elects to accept the transfer from the Company to Merck of development of ASONEP™, Merck shall pay to the Company $28 million, the majority of which funds will be due either upon transfer or, based on the Company’s reasonable estimates, within  six months of transfer.. Separately, additional payments of up to $422 million could be made upon achievement of certain development, regulatory, and sales milestones, should ASONEP™ be approved in multiple indications.

The Agreement does not include any rights to license, develop or commercialize the Company’s other product candidates or the Company’s underlying drug discovery or development technologies, including iSONEP™   (Lpath’s ocular formulation of the anti-S1P antibody) and Lpathomab™ (an antibody against LPA, a key bioactive lipid). The Agreement, does however provide Merck, contingent upon the occurrence of  specified events, with certain rights of first negotiation and rights of first refusal with respect to the Company’s future non-ocular antibody products.

                The foregoing description of the terms of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Agreement.  The Company expects to file a copy of the Agreement as part of the Annual Report on Form 10-K of the Company for the year ending December 31, 2008.  Portions of the Agreement may be omitted in accordance with a request for confidential treatment that the Company expects to submit to the SEC.  A press release announcing entry into the Agreement is attached to this Current Report as Exhibit 99.1.

Item       9.01         Financial Statements and Exhibits.

Exhibits

99.1                           Press Release dated October 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lpath, Inc.

By:	/s/Scott Pancoast
Name: Scott Pancoast
Title: President and Chief Executive Officer
Dated: November 3, 2008